Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Omnibus Incentive Plan of Colfax Corporation dated May 7, 2008 of our report dated March 7, 2008 (except Note 19, as to which the date is April 21, 2008), with respect to the consolidated financial statements and schedule of Colfax Corporation included in the Registration Statement (Form S-1 No. 333-148486) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

April 30, 2008